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                                                                      EXHIBIT 11


                                  ELECTROSCOPE, INC.


                  COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                             AND COMMON EQUIVALENT SHARE
                                     (UNAUDITED)



                                                  For the Three Months Ended
                                                 ----------------------------
                                                 June 30, 1996  June 30, 1995
                                                 -------------  -------------
NET INCOME (LOSS)                                $    (345,317) $    (352,185)
                                                 -------------  -------------
                                                 -------------  -------------

SHARES USED IN SHARE COMPUTATION-
  Common stock shares
   outstanding (weighted average)                    3,965,082      3,428,364


  Treasury stock effect of common stock and
    equivalents issued within one year of
     the public offering at prices less than
     the public offering price                         245,735        289,171
                                                 -------------  -------------
         Shares used in computation                  4,210,817      3,717,535
                                                 -------------  -------------
                                                 -------------  -------------

NET INCOME (LOSS) PER COMMON SHARE AND
    COMMON EQUIVALENT SHARE                             $(0.08)        $(0.09)
                                                 -------------  -------------
                                                 -------------  -------------


                                         -18-